Exhibit 10.5

MANAGEMENT TRANSITION AGREEMENT

This Agreement is being entered into as of the 12th day of August, 2013 by and between TetraLogic Pharmaceuticals Corporation (hereinafter “Company”), and Mr. John M. Gill (hereinafter “Gill”).

WHEREAS, Gill is employed by Company as President and Chief Executive Officer;

WHEREAS, Gill and Company have mutually agreed that Gill resign his employment with Company and also resign as an officer of Company, all to be effective August 12, 2013 (“Resignation Date”); and

WHEREAS, Company and Gill desire to enter into this Agreement to fully resolve all questions of expenses, compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which either Gill or Company may have relating to Gill’s employment with the Company, including without limitation the Second Amended and Restated Employment Agreement between Gill and Company dated as of December 17, 2010 (the “Employment Agreement”).

In consideration of the mutual promises contained in this Management Transition Agreement (“Agreement”) and intending to be legally bound, the parties agree as follows:

1.                                      Company will provide Gill with the following payments and considerations in consideration of Gill’s acceptance of this Agreement and cancellation of the Employment Agreement, such cancellation to be effective as of the Resignation Date:

(a)                                 Fifteen (15) months of Gill’s monthly base salary as of the Resignation Date (being $34,386.50 per month), less applicable employment deductions, payable in thirty (30) equal semi-monthly installments in accordance with Company’s normal payroll policies. The first of such payments shall be made on the first payroll date after the Resignation Date. Gill will receive by separate cover information regarding rights to insurance (COBRA) continuation.

(b)                                 At Gill’s election, to be made by written notice to the Company or before September 30, 2013, either:

i.                  The amount of two hundred fifty thousand dollars ($250,000) less applicable employment deductions, payable in thirty equal semi-monthly installments in accordance with Company’s normal payroll policies, the first of such payments to be made on the first payroll date after Gill’s election of such payment, or

ii.               The following cash incentive bonus payments, in each case payable within thirty (30) days after the occurrence of the associated milestone event:

Milestone	Cash Payment

(A) Upon the starting of employment of a new CEO	$50,000

(B)       Consummation of one or more (1) agreements from term sheets executed on or prior to December 31, 2013 for partnership or other collaborative agreements (including but not limited to agreements related to co-development with TRAIL agonists) with any entity with which Gill had substantive discussions over the eighteen (18) months immediately prior to the Resignation Date, including without limitation the following entities: Amgen; Pfizer, Celgene, Celsion, Kyowa Hakko, Taiho, Daiichi, Astra Zeneca, Boehringer Ingelheim, Merck, Sinologic, GSK, Gilead, JNJ, Lilly, Takeda, Sanofi, Shire, ViroPharma, Ono, Genentech/Roche and Bristol Myers Squibb, that contractually commit payment to Company over the first three (3) years of the agreement(s) of no less than fifteen million dollars ($15M) of non-dilutive funding, and/or (2) the first closing(s) of financings that contractually commit, on or prior to December 31, 2013, to payment to Company of no less than

1% of amounts committed to be paid to Company in first three (3) years

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twenty million dollars ($20M) from new investors over three (3) years after such first closing(s), not including the conversion of any notes held by investors as of the date of this Agreement, but including as commitments future closings of a tranched financing that are subject to the satisfaction of a funding milestones; all provided that the total amount committed to Company pursuant to clauses (1) and (2) above during such three (3)-year periods shall not total less than thirty-five million dollars ($35M). In the event of a closing of a tranched financing as to which the full thirty-five million ($35M) is not invested until the funding milestone is satisfied, payment (but not option vesting pursuant to Section 1(c)) shall be deferred until the date on which the thirty-five million ($35M)threshold has been achieved.

For avoidance of doubt, a transaction constituting a Change of Control shall not be deemed a partnership or other collaborative transaction for purposes of this section (ii).

If any amounts set forth in (b) above are paid while Gill is still an employee of Company, then such amounts will be paid less applicable employment deductions. Any amounts that are or may become payable pursuant to this Agreement after Gill’s death shall be paid to his estate.

(c)                                  A cash payment in the amount of five (5) weeks of unused vacation or PTO, as of the Resignation Date;

(d)                                 All of Gill’s unvested restricted Company shares and options for Gill to purchase Company shares will vest on the Resignation Date.

(e)                                  Company will grant to Gill as of the Resignation Date additional stock options (“New Options”) which shall vest upon the achievement of the milestones set forth in Sections (b)(ii)(A) and (B) above for that number of shares equal to 0.75% of fully-diluted Company shares (including shares to be issued on conversion of the outstanding investor notes and warrants and Amgen convertible note, but not including options or restricted stock grants to the Company’s new CEO, CFO or COO) as of the date of this Agreement, one-third of which New Options shall vest on achievement of each of the three milestones defined in Sections 1(b)(ii)(A), 1(b)(ii)(B)(1) and 1(b)(ii)(B)(2) above, respectively, (being total possible grants for 0.75% of such fully-diluted shares), plus New Options for an additional

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0.9% in equity to vest at the rate of .03% upon commitment to the Company of each one million dollars ($1M) of either equity from new investors or non-equity funding that the Company raises in excess of the aggregate total of thirty-five million ($35M) committed to the Company prior to December 31, 2013 to be paid during the three (3)-year period, all as determined in accordance with Section 1(b)(ii)(B) of this Agreement. Except as otherwise set forth in this Agreement, exercise of all such options shall be subject to all of the provisions of the Company’s 2004 Equity Incentive Plan (“Plan”), and in the case of an initial public offering by the Company upon signing the same lockup agreement as investors and agreement with the provision of stock adjustments, including reverse splits and other customary adjustments, under the same conditions as the then current inside investors. New Options which have not vested by the earlier of December 31, 2013 or upon a Change of Control prior to that date will automatically expire on that date. Upon vesting, the New Options shall be exercisable for a period of five (5) years from the date of grant, even if Gill is no longer providing consulting services for the Company. For avoidance of doubt, New Options for 1.65% of fully-diluted shares (as defined above) will vest immediately upon a Change of Control of the Company (as defined in the Plan) if such Change of Control occurs on or before December 31, 2013.

2.                                      Upon the Resignation Date, Gill shall execute and deliver to Company a release of all claims pursuant to a Separation Agreement and Release substantially in the form attached hereto as Exhibit B. Company’s obligations to pay the amounts outlined in Section 1, above, shall be contingent upon Gill executing and not revoking the Separation Agreement and Release.

3.                                      After the Resignation Date, Gill agrees to be available to advise and assist Company in a transition consulting capacity for a period of six (6) months for up to sixty four (64) hours per month for which he will be paid a monthly consulting fee of $13,754.60 and such other terms and conditions set forth in the form of Consulting Agreement attached hereto as Exhibit C and such other terms and conditions as may be mutually agreed between Gill and the Company’s Chief Executive Officer.

4.                                      Simultaneously with the execution of this Agreement, Gill shall tender to Company’s Board of Directors his resignation as an officer of the Company, in the form set forth in Exhibit

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A, attached hereto. Gill will remain a member of Company’s Board of Directors unless and until his resignation as a director is requested by Company’s Chief Executive Officer or a majority of the other members of the Board of Directors, at which time he will tender to Company his written resignation as director.

5.                                      Gill and Company understand and acknowledge that they remain bound by the provisions of Sections 6, 8, 11, 18 and 19 of the Employment Agreement, the terms of which are incorporated herein by reference. Unless otherwise compelled by law, Gill and Company each further agrees that the existence of this Agreement and its terms are all confidential information, and shall not be disclosed, discussed or otherwise published under any circumstances, except that Gill may disclose such information to his spouse and to his attorney, accountant or other professional advisor in order for them to render professional services to Gill and Gill agrees to inform such persons to maintain the confidentiality of such information.

6.                                      Gill understands and acknowledges that by signing this Agreement and accepting the settlement contained herein he is receiving benefits that he would not otherwise be entitled to. Gill acknowledges that he is receiving such benefits in exchange for cancellation of the Employment Agreement, entering into this Agreement and complying with all the provisions of this Agreement.

7.                                      Gill acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement.

8.                                      GILL HAS READ THIS AGREEMENT, UNDERSTANDS ITS CONTENTS, AND HAS BEEN GIVEN A COPY OF THE AGREEMENT. GILL HAS BEEN GIVEN UP TO SEPTEMBER 3, 2013, A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS, TO REVIEW AND CONSIDER THIS AGREEMENT, ASK QUESTIONS AND HAVE PROBLEMS

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RESOLVED. GILL IS VOLUNTARILY WAIVING THIS PERIOD AND ENTERING INTO THIS AGREEMENT ON THE DATE SPECIFIED BELOW.

9.                                      GILL IS ENTERING INTO THIS AGREEMENT VOLUNTARILY AND NOT AS A RESULT OF ANY PRESSURE, COERCION OR DURESS.

10.                               For a period of seven (7) days following Gill’s execution of this Agreement, Gill may revoke the Agreement. The Agreement shall not become effective or enforceable until the seven (7) day revocation period has ended. For revocation to be effective, Gill must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date of Gill’s signature to this Agreement, to Richard L. Sherman, Senior Vice President and General Counsel, TetraLogic Pharmaceuticals Corporation, 343 Phoenixville Pike, Malvern, PA 19355.

11.                               This document states the whole agreement between the parties. Except as specifically provided herein, this document supersedes and terminates any written or oral contracts of employment which may have been in existence between the parties prior to this date.

12.                               Gill and the Company agree that any dispute arising out of:

a.                                      Gill’s employment by the Company;

b.                                      The Stock Option Agreements and Restricted Stock Agreements between Gill and the Company;

c.                                       The Separation Agreement and Release, or

d.                                      This Agreement;

shall be resolved by binding arbitration on the same terms and conditions as set forth in Section 19 of the Employment Agreement.

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As evidenced by their signatures below, the parties intend to be legally bound by this Management Transition Agreement.

/s/ John M. Gill
John M. Gill

DATE:	8/12/13

TetraLogic Pharmaceuticals Corporation

BY:	/s/ J. Kevin Buchi

NAME:	J. Kevin Buchi

TITLE:	President & CEO

DATE:	8/12/13

Exhibit A

Form of Resignation

To the Members of the Board of Directors of TetraLogic Pharmaceuticals Corporation

Dear colleagues:

I hereby tender my resignation as an officer of TetraLogic Pharmaceuticals Corporation, to be effective as of August 12, 2013.

Sincerely,

John M. Gill

August 12, 2013

Exhibit B

Form of Separation Agreement and Releases

THIS SEPARATION AGREEMENT AND RELEASES (this “Agreement”) is made by and between John M. Gill (the “Employee”), and TetraLogic Pharmaceuticals Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, the Employee and the Company entered into a Management Transition Agreement dated as of August, 2013 (the “Transition Agreement”) that sets forth the terms and conditions of the cancellation of the Second Amended and Restated Employment Agreement dated December 17, 2010 (the “Employment Agreement”), between Employee and Company, and the terms and conditions of the termination of Employee’s employment with the Company, including the circumstances under which the Employee is eligible to receive severance pay and certain other payments.

WHEREAS, as contemplated by the Transition Agreement, the Employee and the Company entered into a Consulting Agreement dated as of August 12, 2013 (the “Consulting Agreement”).

NOW, THEREFORE, the Employee and the Company each intending to be legally held bound, hereby agree as follows:

1.                                      Consideration.

a.                                      In consideration for the Employee’s release of Claims (defined below) as set forth in Paragraph 2(a) below and other promises and covenants set forth herein, the Company agrees to pay the Employee such consideration as is specified in Section 1 of the Transition Agreement in accordance with the terms and conditions of the Transition Agreement and releases the Employee and others from all Claims as set forth in Paragraph 3(a) below.

b.                                      In consideration for the Company’s payment to Employee of such consideration as specified in Section 1 of the Transition Agreement in accordance with the terms and conditions of the Transition Agreement, the Company’s release of the Employee and others from all Claims (defined below) as set forth in Paragraph 3(a) below and other promises and covenants set forth herein, the Employee releases the Company and others from all Claims as set forth in Paragraph 2(a) below.

2.                                     Employee’s Release.

a.                                      The Employee on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Company

Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Employee ever had or now has against the Company Releasees, or any one of them occurring up to and including the date of the this Agreement. This release specifically includes, but is not limited to:

i.                                     any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

ii.                                  any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

iii.                               any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

iv.                              any and all Claims under any federal or state statute relating to employee benefits or pensions;

v.                                 any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

vi.                              any and all Claims for attorneys’ fees and costs.

b.                                      Exclusions from Employee’s Release. Notwithstanding anything herein to the contrary, the Employee’s release in Paragraph 2(a) above does not apply to:

i.                                     Any rights or Claims with respect to any obligations of the Company of indemnification, contribution or cost of defense, whether contained in the Company’s Certificate of Incorporation, By-laws or contained in any separate indemnification agreement, with respect to the Employee’s prior service as a director, officer or employee of the Company or any third party at the request of the Company;

ii.                                  Any rights or Claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;

iii.                               Any rights or Claims with respect to the Employee’s equity ownership in the Company, including all rights under each restricted stock agreement, stock option agreement and any other agreement relating to the Employee’s equity ownership in the Company;

iv.                              Any Claims to require the Company to honor its commitments set forth in the Management Transition Agreement, in this Agreement, the Consulting Agreement or the surviving provisions of the Employment Agreement;

v.                                 Any Claims to interpret or to determine the scope, meaning, enforceability or effect of the Management Transition Agreement, the Consulting Agreement or this Agreement;

vi.                              Any Claims that arise after the execution of this Agreement; and

vii.                           Any Claims that cannot be waived by a general release.

3.                                      Company’s Release:

a.                                 The Company, on its own behalf and on behalf of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns (collectively “the Company Affiliates”), hereby generally releases and discharges the Employee, his heirs, assigns, executors, agents and representatives from any and all Claims, which the Company and the Company Affiliates ever had or now have against the Employee, his heirs, assigns, executors, agents and representatives, occurring up to and including the date of the this Agreement.

b.                                 Exclusions from Company’s Release. Notwithstanding anything herein to the contrary, the Company’s release in Paragraph 3(a) above does not apply to

i.                                     Any Claims to require the Employee to honor his commitments set forth in the Management Transition Agreement or in this Agreement;

ii.                                  Any Claims to interpret or to determine the scope, meaning, enforceability or effect of the Management Transition Agreement or this Agreement;

iii.                               Any Claims that arise after the execution of this Agreement; and

iv.                              Any Claims that cannot be waived by a General Release.

4.                                      Acknowledgment. The Employee and the Company understand that their respective release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this

Agreement. The Employee and the Company further understand and acknowledge the significance and consequences of this Agreement and of each specific release and waiver, and expressly consent that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Employee hereby waives any right or Claim that the Employee may have to employment, reinstatement or re-employment with the Company.

5.                                      Confidentiality.

a.                                      The Employee and the Company, on its own behalf and on behalf of the Company Releasees, shall not disclose or publicize the terms of this Agreement to any person or entity, except that each may disclose the terms, and/or fact of this Agreement to their respective accountants and attorneys and to others as strictly required by law, and the Employee may disclose the terms, and/or fact of this Agreement to his immediate family members. The Employee is specifically prohibited from disclosing the fact or terms of this Agreement to any current or former employee of the Company Releasees. The Company is specifically prohibited from disclosing the fact or terms of this Agreement to any current employee of the Company except on a need-to-know basis, and to any former employee of the Company. The Employee and the Company further agree that each shall be responsible for the other party’s attorney’s fees and costs, if it or he, as applicable, needs to file an action to enforce its or his rights under this paragraph, to the extent permitted by law.

b.                                      In the event that the Employee or the Company is requested or required (by oral questions, interrogatories, requests for information or documents in a court or administrative proceeding, subpoena, civil investigative demand or other similar process) to disclose the terms of this Agreement, that party will endeavor in good faith to provide the other party prompt notice of any such request or requirement so that such other party may, at its own expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other similar remedy or the receipt of a waiver from the other party, a party reasonably determines that disclosure of the terms of this Agreement is required to comply with such process or applicable law, such party may, without liability under this Agreement, disclose to the appropriate authority only that portion of the information which, on advice of counsel, he or it, as applicable, reasonably believes the party is required to disclose.

6.                                      Non-Disparagement. The Company, on its own behalf and on behalf of the Company Releasees, agrees that neither it nor they will make any negative comments or disparaging remarks, in writing, orally or electronically about the Employee. The Employee agrees that he will not make any negative comments or disparaging remarks, in writing, orally or electronically about the Company or the other Company Releasees.

7.                                      Remedies. All remedies at law or in equity shall be available to Employee and to the Company Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that the Employee may assert against the Company Releasees, unless excluded from the Employee’s release pursuant Paragraph 2(b) above, or excluded from the Company’s release pursuant to Paragraph 3(b) above.

8.                                      No Admission. Neither the execution of this Agreement by the Company or by the Employee, nor the terms hereof, constitute an admission by the Company of any liability to the Employee, or by Employee of any liability to the Company.

9.                                      Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Transition Agreement, the terms of this Agreement shall control.

10.                               Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

11.                               Advice of Counsel; Revocation Period. The Employee is hereby advised to seek the advice of counsel prior to signing this Agreement. The Employee hereby acknowledges that the Employee is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. The Employee further acknowledges that he has been given at least TWENTY-ONE (21) days within which to consider this Agreement and that he has SEVEN (7) days following his execution of this Agreement to revoke his acceptance, with this Agreement not becoming effective until the 7-day revocation period has expired. If the Employee elects to revoke his acceptance of this Agreement, the Employee must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Employee accepted this Agreement) to:

TetraLogic Pharmaceuticals Corporation

365 Phoenixville Pike

Malvern, Pennsylvania 19355

Attention: Chairman of the Board; General Counsel

Telecopier: (610) 889-9994

12.                               Employee’s Representation. The Employee represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Employee purports to bind. The Employee further represents and warrants that he is bound by, and agrees to remain bound by, his post-employment obligations set forth in the Employment Agreement and Confidentiality Agreement.

13.                               Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

14.                               Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction. The Employee agrees that the Company shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Company maintains its corporate offices, and the Employee hereby submits to the jurisdiction and venue of such courts.

15.                               Fees and Costs. The parties shall bear their own attorneys’ fees and costs.

16.                               Counterparts. This Agreement may be executed in counterparts.

16.                               Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Company, have caused the execution of this Agreement on the date(s) written below.

John M. Gill	Witness:

Date:	Date:

TETRALOGIC PHARMACEUTICALS CORPORATION

By:

Name:

Title:

Date:

Exhibit C

FORM OF CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of this 12th day of August, 2013 (the “Effective Date”) by and between TetraLogic Pharmaceuticals Corporation (“TetraLogic”), a Delaware corporation with its principal place of business located at 343 Phoenixville Pike, Malvern, Pa. 19355 and John M. Gill, having an address at 822 Nathan Hole Road, Berwyn, Pennsylvania 19312 (“Consultant”).

1.                                      Services. Consultant will provide consulting services in the area of strategic collaborations between the Company and third parties for the China and East Asia markets, and general advice and counsel related to the Company’s institutional history and culture and in other areas otherwise as agreed by the parties (“Services”) and will provide TetraLogic with the full benefit of Consultant knowledge, experience and skill with respect to such Services. During the term of the Agreement, Consultant agrees to be available to perform Services for sixty four (64) hours per month. No Services may be subcontracted to third parties without the prior written consent of TetraLogic. Consultant represents and warrants that he will use reasonable commercial efforts to perform the Services and to meet all obligations and deadline requirements and that Consultant is capable professionally and that the Services will be performed in a professional matter in accordance with prevailing industry custom and practice.

2.                                      Compensation & Expenses. TetraLogic shall pay Consultant for Services on a retainer basis at the rate of $13,754.60 per month payable to Consultant within five (5) days after the end of each month. In the event that TetraLogic’s needs for Consultant’s Services shall become greater than sixty four (64) hours per month, then TetraLogic may propose, upon at least thirty (30) days prior written notice to Consultant, a modification to the amount of the retainer and, if Consultant does not agree with such proposed modification it may terminate the Agreement upon notice to TetraLogic. TetraLogic will reimburse Consultant for pre-approved reasonable and customary travel expenses incurred by Consultant at TetraLogic’s request, provided Consultant makes travel arrangements involving air travel through TetraLogic. All compensation for services and reimbursement expenses shall be paid by TetraLogic to Consultant within thirty (30) days of submission by Consultant of statements and vouchers/receipts. Consultant shall itemize all such travel expenses on a TetraLogic expense report and each report shall be accompanied by substantiating receipts or vouchers.

3.                                      Term of Agreement. The Consultant’s engagement will be for six (6) months from the Effective Date of this Agreement, and thereafter from month-to-month, unless terminated by either party upon prior written notice to the other. The Consultant’s obligations under Sections 4, 5, 6 and 7 shall survive the termination of the Consultant’s engagement until five (5) years after the last disclosure of Confidential Information hereunder.

4.                                      Confidential Information.

(a)                                 “Confidential Information” means any information, materials or methods, of a business, scientific, clinical, or other nature, in whatever form or embodiment, that has not been made available by TetraLogic to the general public and any information, materials or methods derived therefrom, except that Confidential Information shall not include any information, material or method that: (i) at the time of disclosure is in, or after disclosure becomes part of, the public domain, through no improper act on the part of Consultant or any of its employees or contractors; (ii) was in Consultant’s possession at the time of disclosure, as shown by written evidence, and was not acquired, directly or indirectly, from TetraLogic; (iii) Consultant receives from a third party, provided that such Confidential Information was not obtained by such third party, directly or indirectly, from TetraLogic; or (iv) can be demonstrated by written evidence to have been independently developed by Consultant without reference to Confidential Information.

Specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of Consultant merely because it is embraced by more general information in the public domain or in the prior possession of the Consultant. To the extent that Confidential Information disclosed hereunder comes under any of the exceptions referred to above, Consultant will not disclose that such Confidential Information was acquired from TetraLogic. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement.

(b)                                 Consultant shall keep all Confidential Information confidential, and Consultant shall not disclose Confidential Information to any third party, or use Confidential Information except to perform the Services. Consultant shall, at a minimum, take those precautions with respect to the Confidential Information that Consultant uses to protect Consultant’s own confidential information.

(c)                                  If Consultant becomes required under compulsion of legal process to disclose Confidential Information, Consultant will not, unless required by law, order, regulation or ruling, disclose Confidential Information until TetraLogic has first (i) received prompt written notice of such requirement to disclose and (ii) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. Consultant shall provide TetraLogic with reasonable assistance and shall not oppose actions by TetraLogic to assure confidential treatment. If TetraLogic is unable to obtain such protective order or other appropriate remedy, Consultant will furnish only that portion of the Confidential Information which it is legally required to furnish. Any disclosure of Confidential Information pursuant to this Section shall not effect or lessen Consultant’s obligations of confidentiality and non-use as expressed herein.

(d)                                 On TetraLogic’s request, or upon the termination or expiration of this Agreement, whichever is earlier, Consultant shall immediately: (i) stop using Confidential Information; (ii) return all materials provided by TetraLogic to Consultant that contain Confidential Information, except for one copy that may be retained by Consultant’s legal counsel to confirm compliance with the obligations under this Agreement; (iii) destroy all copies of Confidential Information in any form including Confidential Information contained in computer memory or data storage apparatus or materials prepared by or for Consultant; and (iv) provide a written certification to TetraLogic that Consultant has taken all the actions described in the foregoing Subparagraphs 4(d)(i-iii).

5.                                      Property. Consultant may remove materials containing Confidential Information from TetraLogic’s premises only with the express, prior written consent of TetraLogic and only for as

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long as necessary to perform the Services and Consultant shall return all such materials and all copies thereof promptly but in any event no later than the date of termination or expiration of this Agreement.

6.                                      Intellectual Property. TetraLogic is the sole and exclusive owner of any and all writings, records, information, documents, works made for hire, inventions, discoveries, know-how, processes, chemical entities, compounds, plans, memoranda, tests, research, designs, specifications, models and data that Consultant creates, makes, conceives, discovers or develops, either solely or jointly with any other person in performance of the Services (collectively, “Work Product”). Consultant shall promptly disclose to TetraLogic all information relating to Work Product. Consultant acknowledges that all of the Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Work Product may not be considered a work made for hire under Copyright Law or to the extent that, notwithstanding the foregoing provisions, Consultant may retain an interest in any Work Product that is not copyrightable, Consultant hereby irrevocably assigns and transfers to TetraLogic, and to the extent that an executory assignment is not enforceable, Consultant hereby agrees to assign and transfer to TetraLogic, in writing, from time to time, upon request, any and all right, title, or interest that Consultant has or may obtain in any Work Product without the necessity of further consideration. TetraLogic shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets and trademarks with respect thereto. At TetraLogic’s request and expense including fees paid to for the Consultant’s time, Consultant shall assist TetraLogic in acquiring and maintaining its right in and title to, any Work Product. Such assistance may include, but will not be limited to, signing applications and other documents, cooperating in legal proceedings, and taking any other steps considered necessary or desirable by TetraLogic. The compensation agreed upon between Consultant and TetraLogic in this Agreement is the sole payment for all Services provided by Consultant for such performance and under this Agreement and Consultant is not entitled to the payment of royalties or other forms of compensation for the Work Product developed in the course of performing such Services.

7.                                      Restrictive Covenants. During the term of this Agreement and for one (1) year thereafter, Consultant shall not:

(a)                                 interfere with any formal or informal business or other relationship between TetraLogic and any third party; or

(b)                                 contact any of the TetraLogic’s then current personnel, whether employees or independent contractors to offer such personnel employment, except that this prohibition shall not prevent any of such personnel (whether employees or independent contractors) from initiating contact with Consultant for the purpose of obtaining employment; or

(c)                                  assist any third party in discovering, developing, manufacturing or marketing a compound or product based on Smac-mimetic activity.

Consultant further recognizes and acknowledges that (i) the types of activities that are prohibited by this paragraph are narrow and reasonable in relation to the skills which represent the Consultant’s principal salable asset both to TetraLogic as a consultant and to the Consultant’s

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prospective employers or clients, and (ii) the broad geographical scope of the provisions of this paragraph is reasonable, legitimate and fair to the Consultant in light of TetraLogic’s need to perform its research and to develop and market its services and develop and sell its products worldwide in order to have a sufficient customer base to make TetraLogic’s business profitable and in light of the limited restrictions on the type of activities prohibited herein compared to the types of activities for which the Consultant is qualified to earn his livelihood.

8.                                      Consultant’s Obligations to Employer/Third Parties. It is Consultant’s responsibility to ensure that Consultant’s services to TetraLogic do not employ proprietary information of his employer or of any other third party or make use of his employer’s or other third party’s time or resources without the written agreement of his employer or other third party and of TetraLogic.

9.                                      Representations. Consultant represents that Consultant is not subject to any other agreement that Consultant will violate by signing this Agreement.

10.                               Debarment. Consultant represents that Consultant has not been debarred, or been the subject of debarment proceedings, by the U.S. Food and Drug Administration. If, at any time during the term of this Agreement, Consultant (a) becomes debarred, or (b) receives notice of action or threat of action with respect to its debarment, Consultant shall notify TetraLogic immediately. If Consultant becomes debarred, this Agreement shall terminate automatically without any further action or notice by TetraLogic. If Consultant receives notice as set forth in clause (b) above, TetraLogic shall have the right to terminate the Consultant’s engagement under this Agreement immediately.

11.                               Remedies. Consultant understands and agrees that the Confidential Information being provided under this Agreement is of a special and unique character and that TetraLogic has made a substantial investment in developing the information. Consultant further acknowledges that irreparable harm will result to TetraLogic in the event of Consultant’s breach, or threatened breach, of this Agreement. In such event, TetraLogic, its agents and representatives shall be entitled to specific performance and/or injunctive relief without any requirement to post a bond as a condition to remedy any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity. Consultant further agrees that no failure or delay by TetraLogic, its agents, or representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity.

12.                               Disclaimer. TetraLogic makes no representations or warranties as to the accuracy or completeness of Confidential Information provided under this Agreement. TetraLogic shall not have any liability to either the Consultant or any of its Representatives resulting from the use of Confidential Information. Nothing herein shall constitute any representation or warranty with respect to the infringement of any patent or other rights of TetraLogic or a third party.

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13.                               Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of Pennsylvania or any other jurisdiction. Any legal proceeding relating to this Agreement shall be instituted exclusively in the United States District Court for the Eastern District of Pennsylvania or in any court of general jurisdiction in Chester County, Pennsylvania, and Consultant hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that Consultant may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

14.                               Miscellaneous.

(a)                                 TetraLogic and Consultant agree that TetraLogic is under no obligation to produce any documents or information to Consultant and this Agreement does not create or imply such an obligation. TetraLogic shall disclose only such information or documents as it may, in its sole discretion, deem appropriate. In the event TetraLogic discloses information or document such disclosure shall not create or imply an obligation on behalf of TetraLogic to disclose additional information or documents on the same subject matter, related subject matter, or otherwise.

(b)                                 Nothing contained herein shall be construed as a grant to Consultant of any intellectual property rights either by implication, estoppel, or otherwise. Neither this Agreement nor the disclosure of Confidential Information hereunder shall be construed as granting any right or license under any invention, whether patentable or unpatentable, now or hereafter owned or controlled by TetraLogic.

(c)                                  Consultant is an independent contractor. Nothing contained in this Agreement shall create or imply the creation of a partnership or employment relationship between TetraLogic and Consultant. Neither party shall have any authority to bind the other. TetraLogic shall not deduct or withhold from any monies payable to Consultant hereunder any amount for any tax or employee benefit. As an independent contractor, Consultant shall not participate in any employee benefits provided by Company to its employees, including worker’s compensation insurance, disability, pension or other employee plans. Consultant assumes full responsibility and liability for the payment of any taxes due on money received by Consultant hereunder.

(d)                                 If any provision of this Agreement is determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.

(e)                                  This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every nature between them relating to the subject matter hereof. This Agreement may not be amended except by written agreement signed by both of the parties hereto. The waiver of the breach of any term or provision of this Agreement shall not be a waiver of any other or subsequent breach of this Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and when taken together shall constitute the same Agreement. The obligations of Consultant as

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set forth herein, other than Consultant’s obligations to perform the Services, shall survive the termination of Consultant’s engagement.

(f)                                   TetraLogic may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any successor to assignee of TetraLogic. This Agreement shall not be assignable by Consultant without the written consent of TetraLogic.

(g)                                  Any notices required to be given hereunder shall be given to the parties at the addresses set forth above or to such other addresses as the parties may from time to time designate by notice so given. All notices shall be in writing and shall be served or given by internationally recognized courier or by prepaid certified, air mail (which shall be deemed received by the other party on the seventh day following deposit in the mails), or by facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on or before the next following business day. Notice shall be effective on the date of actual receipt or on which delivery is refused.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed the day and year first written above.

TetraLogic Pharmaceuticals Corporation	John M. Gill

By:

Name:

Title:	Social Security or Federal Tax ID #:

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